EXHIBIT (a)(7)

Text of PowerPoint Presentation for
Employee Meetings

Gene Logic Inc.
Offer to Exchange Outstanding Stock Options
Held by Gene Logic Employees

Caution—Only a Summary

•	This presentation is only a summary of certain issues.
•	Do not rely solely on this presentation.
•	Read the documents provided.
•	Consult your own tax, legal or financial advisor.

Structure of Transaction:

•	Gene Logic is offering its employees an opportunity to surrender (tender) outstanding options issued under our 1996 and 1997 plans, and, subject to certain conditions, to receive in exchange new options to be issued at least six months plus a day after the surrendered options are accepted by Gene Logic.

Why is This Offer Being Made?

•	To address the fact that many employees have options with an exercise price in excess of the current market value for Gene Logic stock.
•	To provide appropriate performance and retention incentives.
•	To better align the interests of our employees with those of our stockholders, in order to maximize stockholder value.

Who Is Eligible?

•	Employees of Gene Logic employed on the acceptance date (currently scheduled to be December 11, 2002), except for
— Employees who received stock options after May 4, 2002 with an exercise price of less than $11.00 per share.

What Options are Covered by this Offer?

•	Options issued under the Gene Logic 1996 and 1997 stock option plans that
–  Have an exercise price per share of at least $11.00.
– Certain additional restrictions apply to stock issued after May 4, 2002.

Terms of Offer

•	80% Exchange Ratio—For each 5 option shares surrendered, the option holder will receive 4 new option shares.
•	New Grant Date—New options will be granted during the 30-day period commencing at least 6 months plus a day after acceptance of surrendered options.
•	Floor Price—Options surrendered must have an exercise price of at least $11.00 per share.
•	Vesting—Vesting schedules applicable to surrendered options will apply to new options on a % basis.
•	New Option Exercise Price—Fair market value on the date of grant.

•	Continued Employment — To receive grant, employee must be employed from the acceptance date through the date on which new options are granted.

For Options Granted after May 4, 2002:

•	If the exercise price is less than $11.00 per share, the option holder may not participate.
•	If the exercise price is equal to or more than $11.00 per share, anyone holding such options must surrender all options issued after May 4, 2002 that have an exercise price less than the exercise price of any other option you surrender.

For Non-Exempt Employees:

•	Due to certain labor laws, employees who are classified as non-exempt under FLSA will have to wait an additional 6 months after the grant date of new options before being allowed to exercise their options.

Certain Risks of Offer:

•	The market price of Gene Logic shares could increase.
•	No new options will be issued to any employee whose employment with Gene Logic ends before the new grant date.
•	If Gene Logic were to enter into an agreement to be acquired before the new grant date, depending on the terms of any deal, it is possible that no new options may be granted.
•	See documents provided for fuller discussion.

Will My New Options be ISOs or NSOs?

•	New options will be ISOs to the extent permitted by applicable laws.
•	ISOs limited to first $100,000 of options which first become exercisable in each year.
•	The limit must be determined taking into account all outstanding options in the order granted; if a participant elects not to surrender some options, those options must still be included in determining the $100,000 limit.
•	Options which are not ISOs are NSOs.

Taxes:

•	Employees receiving new option grants will not incur any US federal tax liability as a result of the surrender of old options and the issuance of new options.
•	Certain federal tax consequences of exercise of options and sale of stock are described in the documents provided.
•	Each individual should consult his/her own tax or financial adviser for state, local and foreign tax effects.

Option Issuances During the Period until Issuance of the New Options:

•	For employees electing to surrender options, no new options, including options upon promotion, may be issued to such employees until the grant date for new options issued under the terms of the Offer.

Options not Surrendered:

•	No one is required to surrender any options; an option holder may chose to keep existing options rather than surrender them.
•	Generally, an option holder may surrender some option grants but not others, but must surrender an entire option grant.
•	Special rules for options granted after May 4, 2002.

Deadlines:

•	Deadlines may be changed by the Company.
•	Tuesday, December 10, 2002 at 12:00 noon. Eastern Standard Time—Election or withdrawal forms must be received by Gerri Smith by this time—NO EXCEPTIONS!
•	Wednesday, December 11, 2002—Gene Logic will decide whether to accept options tendered.
•	June 12, 2003-July 11, 2003—New options issued in exchange for surrendered and cancelled options.

Process:

•	November 5 —Tender offer documents distributed.
•	Individual employees wishing to participate must complete, sign and submit Election Form with exhibit attached.
•	If you wish to change your election, submit a revised Election Form with the Exhibit attached.
•	If you wish to withdraw after submitting an Election Form, submit Notice of Withdrawal.
•	Election and Withdrawal forms are in the documents provided. If you need an additional form, contact Gerri Smith or go to our Intranet.

No Company Recommendation:

•	The Company is not making any recommendation as to whether any eligible employee should surrender options.
•	If any employee gives you a recommendation, please understand that person is not speaking for the company.
•	It is up to each employee to decide whether to participate —Read the documents and consult your own legal, financial or tax advisors.

Additional Questions:

•	If you have any additional questions:
— Read the documents.
— If you still have questions, contact Gerri Smith at by e-mail at gsmith@genelogic.com.